Exhibit 99.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Cautionary Factors Regarding Forward-Looking Statements
      This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Form 8-K may constitute forward-looking statements. Words such as “anticipates,” “estimates,” “expects,” “forecasts,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating results or financial performance are forward-looking statements.
      The Company has based such forward-looking statements on its current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurance that the assumptions and expectations will prove to be correct. All forward-looking statements reflect the Company’s present expectations of future events and are subject to a number of important assumptions, factors, and risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in “Item 1A — Business — Risk Factors,” as well as any cautionary language in this Form 8-K, provide examples of these risks and uncertainties. Some of the uncertainties and assumptions to which these forward-looking statements are subject include the following:

•	the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and our ability to realize the expected benefit of such acquisitions or strategic joint ventures or partnerships;

•	the loss of major customers or suppliers, including significant disruptions resulting from increases in the prices of raw materials or services provided by third-party package-delivery services;

•	the high degree of competition in the markets served by certain of our businesses, and the potential for new competitors to enter into these markets;

•	our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs;

•	our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

•	the ability to achieve earnings forecasts due to variability in the demand for our products and services;

•	availability, or increases in the cost of fuel or raw materials and other inputs used to make our products;

•	our ability to adjust to rapid changes in the healthcare industry;

•	future modifications to existing laws and regulations, including, but not limited to, those regarding the environment;

•	fluctuations in the amount our customers spend on research and development, and the corresponding effect on the demand for our products;

•	the effects of domestic and international economic and business conditions on our operations;

•	the loss of key personnel;

•	fluctuations in interest rates;

•	fluctuations in foreign currency exchange rates; and

•	discovery of unknown contingent liabilities, including environmental contamination at our facilities or liability with respect to products we distribute and manufacture.
      You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Form 8-K or in the case of documents incorporated by reference, as of the dates of those documents.

      The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures the Company makes in its filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our proxy statement for our shareholders’ meeting.
      The discussion and analysis presented below refers to and should be read in conjunction with the financial statements and related notes appearing elsewhere in the Form 8-K.
Overview
      We are a leading manufacturer and supplier of products and services principally to the scientific-research and clinical laboratory markets. We serve pharmaceutical and biotechnology companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and research and development labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher offers an array of products and services.
      We have an extensive line of products that includes proprietary products developed in our manufacturing facilities or exclusively sourced from some of the world’s leading scientific and clinical-laboratory suppliers. We actively invest in the development of our self-manufactured product portfolio. We also provide a wide range of outsourced services, from supply-chain management and custom chemical synthesis to clinical-trials packaging and distribution, analytical-laboratory testing and biological sample storage.
      We offer and sell these products and services to customers in more than 150 countries. No single customer represents more than 3% of our total sales. For further information regarding our business, refer to “Item 1 — Business.”
Acquisitions
      Since our initial public offering in 1991, we have strategically pursued acquisitions that we believe will help drive cash flow and profit growth. Our recent acquisitions have expanded our geographic presence and the breadth of our product and service offering, enhancing our life-science product portfolio.
      Our principal focus for acquisitions are companies that manufacture consumable products for use in life science research and immunodiagnostic applications as well as businesses providing outsourcing services to pharmaceutical and biotech companies. We are also interested in continuing to consolidate and enhance the efficiency of our customer’s supply chain, particularly in the global scientific-research market. The following is a brief description of recent acquisitions and a disposition completed in 2005.
      During the third quarter of 2005 we acquired Cellomics, Inc.; Lancaster Laboratories, Inc.; and McKesson BioServices, a business unit of McKesson Corporation. The combined purchase price for these transactions was approximately $250 million in cash. Cellomics, Inc. operates in the high content screening segment of the cellular-analysis market and develops instrumentation, reagents, bioassays and software used to provide information on functional changes in fixed and living cells. Lancaster Laboratories, Inc. provides outsourced analytical-testing services for pharmaceutical manufacturing, drug discovery and other applications. Lancaster offers services ranging from stability and shelf-life studies to sterility and preservative testing. McKesson BioServices manages biological specimens and clinical-trial materials for pharmaceutical and biotech companies and government institutions.
      On August 2, 2004, we completed an approximately $3.9 billion combination with Apogent Technologies Inc. in a tax-free, stock-for-stock merger including the assumption of debt with a fair value of approximately

$1.1 billion. Apogent shareholders received 50.6 million shares of Fisher Scientific common stock representing 0.56 shares of Fisher common stock for each share of Apogent common stock they owned. Apogent is a diversified world leader in the design, manufacture and sale of laboratory and life-science products for scientific research and healthcare diagnostics. The results of Apogent have been included in the scientific products and services segment and the healthcare products and services segment from the date of acquisition.
      On April 1, 2004, we acquired Dharmacon for $80 million in cash. Dharmacon focuses on RNA technologies, including RNA interference and small interfering RNA, tools for life-science research that increase the efficiency of drug discovery. The results of Dharmacon have been included in the scientific products and services segment from the date of acquisition.
      On March 1, 2004, we acquired Oxoid for $330 million in cash. Oxoid is a United Kingdom-based manufacturer of microbiological culture media and other diagnostic products that test primarily for bacteria contamination, with sales mainly outside the United States. The results of Oxoid have been included in the scientific products and services segment from the date of acquisition.
Discontinued Operations
      In March 2006, the Company committed to a plan to dispose of the laboratory workstations business. As a result of this action, we have included the account balances and activities of the laboratory workstations business as discontinued operations for all periods presented. The results of this business were previously reported as a separate segment.
      On April 5, 2005, we completed the sale of Atos Medical Holding AB (“Atos”), a manufacturer of ear, nose, and throat devices, for approximately $110 million in cash. As a result, we have included the account balances and activities of Atos as discontinued operations. Atos was acquired in September 2003 in connection with the Company’s acquisition of Perbio Science AB. The results of Atos had been included in our healthcare products and services segment.
Results of Operations
      Our operations are organized into two reporting segments: scientific products and services and healthcare products and services.

1. Scientific products and services manufactures and sells products and services primarily to entities conducting scientific research, including drug discovery and drug development, quality and process control and basic research and development, as well as to third-party distributors. Our businesses in this segment manufacture and/or distribute a broad range of biochemicals and bioreagents; organic and inorganic chemicals; sera; cell-culture media; sterile liquid-handling systems; microbiology media and related products; and other scientific consumable products, instruments and equipment. Businesses in this segment also distribute safety-related products, such as personal-protection equipment, respiratory-protection systems, environmental monitoring and sampling equipment, and other safety and clean-room supplies. Additionally, businesses in this segment provide services to pharmaceutical and biotechnology companies engaged in clinical trials, including specialized packaging, over-encapsulation, labeling and distribution for phase III and phase IV clinical trials, analytical testing, biological-specimen management, as well as combinatorial chemistry, custom-chemical synthesis and supply-chain management.

2. Healthcare products and services manufactures and distributes an array of diagnostic kits and reagents, equipment, instruments and other consumable products to hospitals, clinical laboratories, reference laboratories and physicians’ offices, as well as third-party distributors located primarily in the U.S. Other businesses in this segment provide outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries.

Executive Overview
      Results for the year ended December 31, 2005, included net sales of $5,386.3 million, a 20.8% increase over the prior year, reflecting strong performance in the Company’s core scientific-research and healthcare markets as well as the contributions of Apogent. Operating income for the year was $660.3 million, a 98.8% increase from 2004 operating income of $332.1 million. Net income increased to $389.1 million, or $3.05 per diluted share, compared with net income of $166.4 million, or $1.80 per diluted share in 2004. We generated cash flows from operations of $612.0 million in 2005.
      The Company considers any acquired entity’s financial results to be part of the organic base of the business one year after the entity is acquired. In determining organic growth, the Company adjusts current period results to remove the effect of acquisitions for the corresponding portion of the period for which the acquired businesses were not owned in the prior comparative period.

Net Sales
      The following table presents net sales and sales growth by reportable segment for the years ended December 31, 2005, 2004 and 2003 (in millions):

	2005		2004		2003

		Sales		Sales
	Net Sales	Growth	Net Sales	Growth	Net Sales

Scientific products and services	$4,141.2	19.9%	$3,454.7	38.1%	$2,501.0
Healthcare products and services	1,304.4	26.4%	1,032.0	19.1%	866.8
Eliminations	(59.3)		(27.9)		(11.2)

Total	$5,386.3	20.8%	$4,458.8	32.8%	$3,356.6

      Consolidated. Net sales of $5,386.3 million and $4,458.8 million for the years ended December 31, 2005 and 2004, respectively, reflect growth rates of 20.8% and 32.8%, respectively. Net sales growth was driven by our acquisitions completed in 2005 and 2004, including the Apogent merger, accounting for approximately 16.3% and 21.8% in net sales growth, respectively, and organic net sales growth of approximately 4.3% and 8.3%, for the years ended December 31, 2005 and 2004, respectively. Favorable foreign exchange, notably in Europe, contributed 0.2% and 2.7% to the net sales gain for the years ended December 31, 2005 and 2004, respectively. Our organic sales growth rate of approximately 4.3% in 2005 was driven by strong customer demand in the core scientific research and healthcare markets offset in part by slower growth in certain safety-related markets associated with domestic-preparedness initiatives. Excluding the effect of sales of safety-related products, our organic sales growth rates were 5.9% and 5.0% for the years ended December 31, 2005 and 2004, respectively.
      Scientific Products and Services. Net sales of $4,141.2 million and $3,454.7 million for the years ended December 31, 2005 and 2004, respectively, reflect the effect of 2005 and 2004 acquisitions, including the Apogent merger completed in August 2004, which accounted for approximately 15.3% and 23.7% growth, respectively. Organic sales growth of approximately 4.3% and 10.8% for the years ended December 31, 2005 and 2004, respectively, was primarily the result of strong demand for our life science research and biopharma production products, as well as increased demand for our outsourced service offering, across the pharmaceutical, biotechnology, academic and industrial customer groups. The gains were partially offset in 2005 by customer delays in the ordering of safety-related product orders for domestic-preparedness initiatives. Excluding the effect of sales of safety-related products, our organic sales growth rates were 6.6% and 6.7% for the years ended December 31, 2005 and 2004, respectively. Favorable foreign exchange, notably in Europe, contributed 0.3% and 3.6% to the net sales gain for the years ended December 31, 2005 and 2004, respectively.
      Healthcare Products and Services. Net sales of $1,304.4 million and $1,032.0 million for the years ended December 31, 2005 and 2004, respectively, reflect the effect of the Apogent merger, which accounted for approximately 21.8% and 17.9% growth, respectively. Organic sales growth was approximately 4.5% and 0.9% for the years ended December 31, 2005 and 2004, respectively. Organic sales growth in 2005 was driven by the demand for our proprietary diagnostic offering due in part to new product introductions including antibodies and reagents for infectious disease detection, diabetes testing, drugs-of-abuse tests and immunosuppressive drug monitoring products. Favorable foreign exchange contributed 0.1% and 0.3% to the net sales gain for the years ended December 31, 2005 and 2004, respectively.

Operating Income
      The following table presents operating income and operating income as a percentage of net sales by reportable segment for the years ended December 31, 2005, 2004 and 2003 (in millions):

				Operating Income
				as a Percentage
	Operating Income			of Net Sales

	2005	2004	2003	2005	2004	2003

Scientific products and services	$562.7	$375.5	$229.6	13.6%	10.9%	9.2%
Healthcare products and services	172.9	92.8	33.5	13.3%	9.0%	3.9%
Eliminations	—	(0.4)	(1.0)

Segment sub-total	735.6	467.9	262.1	13.7%	10.5%	7.8%

Inventory step-up	20.7	82.9	17.4
Restructuring expense	22.4	7.7	—
Goodwill impairment	—	11.9	—
Other charges	32.2	33.3	—

Operating income	$660.3	$332.1	$244.7	12.3%	7.4%	7.3%

      Consolidated. Operating income in 2005 of $660.3 million reflects an increase of 98.8% from 2004. Operating income as a percentage of net sales increased to 12.3% in 2005 from 7.4% in 2004. This improvement was due primarily to favorable contributions from the full year effect of the Apogent and Oxoid transactions, the benefit of integration synergies, and improved profitability in organic margins for our scientific products and services and healthcare products and services segments. The improvement in operating margins also reflects $75.3 million of special charges in 2005 as compared with $135.8 million of such charges in 2004. Included in other charges in 2005 were $23.6 million of integration cost (of which $7.0 million is recorded in cost of sales and $16.6 million is in selling, general and administrative expenses) and $8.6 million of long-lived asset impairment and other charges (of which $3.5 million is recorded in cost of sales and $5.1 million is in selling, general and administrative expenses). Operating income in 2004 of $332.1 million represented an increase of 35.7% from 2003. Operating income as a percentage of net sales increased to 7.4% in 2004 from 7.3% of net sales in 2003. The increase in operating margins as a percentage of net sales reflected $135.8 million of special charges in 2004 compared with $17.4 million of such charges in 2003. Included in other charges in 2004 were $24.6 million of integration costs (of which $5.6 million is recorded in cost of sales and $19.0 million is in selling, general and administrative expenses); $2.7 million of intangible and fixed asset impairment charges and a $6.0 million contribution to our charitable foundation, which are both recorded in selling, general and administrative expense. Special charges in 2003 were comprised of inventory step-up associated with acquisitions. Excluding the impact of special charges, operating margins as a percentage of net sales increased to 13.7% in 2005 compared with 10.5% in 2004, primarily as a result of the full year effect of the Apogent and Oxoid transactions, including the benefit of integration synergies, and improved organic margins in our scientific products and services and healthcare products and services segments. Excluding the effect of special charges, operating margins as a percentage of net sales increased to 10.5% in 2004 compared with 7.8% in 2003, primarily as a result of the Apogent and Oxoid transactions and improved organic margins in our scientific products and services and healthcare products and services segments.
      Scientific Products and Services. Operating income in 2005 increased $187.2 million from 2004 to $562.7 million with operating margins improving to 13.6% in 2005 from 10.9% in 2004. The improvement in operating margins was primarily due to the full year effect of the Apogent and Oxoid transactions, integration synergies and organic margin improvement resulting from fixed cost leverage. The Apogent and Oxoid transactions contributed to an increase in gross margin as a percentage of net sales with partially offsetting increases in selling, general and administrative expenses as a percentage of net sales. During 2005, we experienced price increases in raw materials, including petroleum-based resins. We have been able to partially minimize the impact of these raw material price increases by raising prices and implementing various cost savings measures. In the event we continue to experience such price increases in 2006, we will continue to implement initiatives to minimize any such impact. However, it is possible that due to market conditions we may not be able to minimize the impact of some or all of these increases in the future. Operating income in 2004 increased $145.9 million from 2003, with operating margins improving to 10.9% in 2004 from 9.2% in 2003. The increase in operating margins in 2004 was primarily attributable to the contributions of the Apogent and Oxoid transactions, which increased gross margin as a percentage of net sales, partially offset by increased selling, general and administrative expenses as a percentage of net sales. Organic operating margins improved slightly during 2004, partially offset by investments in sales and marketing activities and increased external and internal audit-related expenditures.
      Healthcare Products and Services. Operating income in 2005 increased $80.1 million from 2004 to $172.9 million with operating margins improving to 13.3% in 2005 from 9.0% in 2004. The improvement in operating margins was primarily due to the full year effect of the Apogent and Oxoid transactions, integration synergies and organic margin improvement resulting from fixed cost leverage and margin enhancement initiatives. Apogent contributed to an increase in gross margin as a percentage of net sales with a partially offsetting increase in selling, general and administrative expenses as a percentage of net sales. In 2005, we experienced price increases in raw materials, including petroleum-based resins. We have been able to minimize the impact of these raw material price increases through increased pricing to customers and various cost savings measures. In the event we continue to experience raw material price increases in 2006, we will continue to implement initiatives to minimize any impact; however, it is possible that due to market conditions we may not be able to minimize the impact of some or all of these increases. Operating income in 2004 increased $59.3 million from 2003, with operating margins improving to 9.0% in 2004 from 3.9% in 2003. The improvement in operating margins was due to the Apogent transaction during 2004 along with strong organic margin improvement resulting from margin enhancement initiatives, which was partially offset by increased external and internal audit-related expenditures.

Restructuring Plan Activities
      During 2004, the Company implemented restructuring plans (collectively the “2004 Restructuring Plan”) focused on the integration of certain international operations and the streamlining of domestic operations. These plans include the consolidation of office, warehouse, and manufacturing facilities. As a result of these actions, the Company recorded restructuring charges of $19.5 million and $7.7 million, excluding charges of $0.4 million and $0.1 million attributable to discontinued operations, for the years ended December 31, 2005 and 2004, respectively. The Company closed five manufacturing facilities in 2004 and closed 10 such facilities in 2005. These charges include employee separation costs and other exit costs. Employee-separation costs relate to termination and other severance costs. The other exit costs primarily represent legal and contract-termination costs. At December 31, 2005 and 2004, the Company had $5.3 million and $4.8 million, excluding $0.2 million and $0.0 million attributable to discontinued operations and included in liabilities held for sale, respectively, in accruals related to the ongoing 2004 Restructuring Plan included in the balance sheet.
      As of December 31, 2005, and 2004, $0.7 million and $1.5 million, respectively, in accruals related to other restructuring activities are included on the balance sheet. For the year ended December 31, 2005, the Company incurred restructuring charges of $2.9 million related to these other restructuring activities.

      The following table summarizes the recorded accruals and activity related to the restructuring plans (in millions):

	December 31,	2005	2005		December 31,
	2004	Charges	Payments	Other	2005

2004 Plan termination benefits	$3.3	$16.2	$(16.0)	$(0.3)	$3.2
2004 Plan other charges	1.5	3.3	(1.5)	(1.2)	2.1

Total 2004 Plan	4.8	19.5	(17.5)	(1.5)	5.3

Other plans	1.5	2.9	(3.4)	(0.3)	0.7

Total restructuring	$6.3	$22.4	$(20.9)	$(1.8)	$6.0

	December 31,	2004	2004	December 31,
	2003	Charges	Payments	2004

2004 Plan termination benefits	$—	$5.9	$(2.6)	$3.3
2004 Plan other charges	—	1.8	(0.3)	1.5

Total 2004 Plan	—	7.7	(2.9)	4.8

Other plans	2.2	—	(0.7)	1.5

Total restructuring	$2.2	$7.7	$(3.6)	$6.3

Interest Expense
      Interest expense in 2005, 2004, and 2003, was $109.3 million, $104.8 million and $84.8 million, respectively. The increase in interest expense in 2005 resulted from the full year effect of the assumption of debt associated with the Apogent transaction on August 2, 2004, the issuance of 3.25% Convertible Senior Subordinated Notes to fund the Oxoid acquisition on March 3, 2004 and the issuance of 6 1/8% Senior Notes in July 2005. The increase was also due to the overall increase in interest rates on floating rate debt during 2005 compared to 2004. This increase in interest expense was offset in part by a $5.3 million gain associated with the termination of our interest rate swaps and the redemption or refinancing at a lower cost of our 8% Senior Subordinated Notes and 8 1/8% Senior Subordinated Notes in 2005. The increase in interest expense in 2004 was primarily attributable to the assumption of debt upon the merger with Apogent on August 2, 2004, and the issuance of $300 million of 3.25% convertible debt on March 3, 2004, to fund the acquisition of Oxoid.

Other Expense (Income), Net
      Other expense (income), net, includes the following for the years ended December 31, 2005, 2004, and 2003 (in millions):

	2005	2004	2003

Debt-refinancing costs	$70.3	$14.4	$65.9
Acquisition-related foreign currency hedges	—	2.2	15.7
Gain on sale of investment	(3.3)	(22.7)	—
Interest income and other	(6.5)	(4.1)	(3.6)

Other expense (income), net	$60.5	$(10.2)	$78.0

      Debt refinancing costs in 2005 were attributable to $32.0 million and $1.2 million of charges incurred in connection with our debt tender and open market purchase for the 8 1/8% Senior Subordinated Notes due 2012 and $37.1 million of charges incurred in connection with the debt tender and redemption of 8% Senior Subordinated Notes due 2013, offset in part by gains on the sale of investments and interest income. Amounts in 2004 primarily relate to third-party costs incurred to refinance the debt assumed in the Apogent merger and the write-off of deferred financing fees and third-party costs related to the Fisher credit facility that was refinanced upon consummation of the Apogent merger. Amounts in 2003 primarily relate to call premiums and the write off of deferred financing fees of previously outstanding notes. The amounts above exclude interest income from discontinued operations of $0.2 million, $0.2 million and $0.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.
      We recognized a gain in the fourth quarter of 2004 from the liquidation of our investment in ProcureNet, Inc. (“ProcureNet”). ProcureNet is a former subsidiary that was spun off from Fisher in 1999.

Discontinued Operations
      In March 2006, the Company committed to a plan to dispose of the laboratory workstations business. This business was previously reported as the laboratory workstations business segment. The laboratory workstations business was acquired in 1992. This business primarily manufactures and sells workstations and fume hoods for laboratories. Our product offerings in this business include steel, wood and plastic laminate casework systems, adaptable furniture systems, airflow products and various other fixtures and accessories. Net sales in the laboratory workstations segment were $200.6 million and $176.1 million, including $7.5 million and $7.6 million of sales to affiliated entities for the years ended December 31, 2005 and 2004 respectively. This represents an increase in sales to all customer groups, compared with the same period in 2003, which was affected by the timing of projects and slower market demand for smaller projects. Backlog at December 31, 2005, was $97.6 million compared with $134.0 million at December 31, 2004.
      In April, 2005, the Company completed the sale of all of the capital stock of Atos Medical Holding AB (“Atos”), a manufacturer of ear, nose and throat medical devices, for approximately $110.0 million in cash. Atos was acquired in September 2003 in connection with the Company’s acquisition of Perbio Science AB and the results of Atos were previously included in our healthcare products and services segment. The Company realized a gain on the sale of Atos of approximately $17.0 million, net of taxes of $8.4 million.
     See Note 3 in the accompanying Notes to the Consolidated Financial Statements for a complete description of these transactions.

Income Tax Provision
      Our effective tax rate in 2005, 2004 and 2003 was 23.7%, 18.5% and 16.0%, respectively. The increase in the effective tax rate in 2005 compared with 2004 was primarily due to geographic changes in profits and reduced tax benefits for audit settlements. These were offset, in part, by the impacts of tax planning. The increase in the effective tax rate in 2004 compared with 2003 was due to the effect of the merger with Apogent, partially offset by a $10.9 million credit in 2004 due to the finalization of certain foreign and domestic tax audits and negotiations, and a basis difference relating to the Company’s disposal of its investment in ProcureNet.
Liquidity and Capital Resources
      Cash provided by operating activities was $612.0 million in 2005 compared with $392.8 million in 2004. The increase in cash from operations in 2005 was primarily due to an increase in net income as adjusted for items such as depreciation and amortization, debt premiums and the write-off of amounts associated with debt tenders, deferred income taxes, and the gains on sales of a business and investments. An increase in accounts receivable, driven primarily by the growth in the business, utilized cash of $57.7 million in 2005. The increase in inventories, driven primarily by the growth in the business, utilized cash of $9.1 million in 2005. Accrued and other current liabilities utilized cash of $16.6 million for 2005 as compared with a cash generation of $2.0 million for 2004. Other assets and liabilities used cash of $54.3 million in 2005 as compared with a use of cash of $70.8 million in 2004. In 2004, cash generated from operating activities was $392.8 million compared with $218.0 million in 2003. The increase in cash from operations in 2004 was related primarily to an increase in net income and the effect of the Apogent transaction in 2004.
      We used $268.4 million of cash for investing activities in 2005 compared with $407.0 million in 2004. The decrease in cash used in 2005 was primarily attributable to a decrease in cash used in 2005 for acquisitions as compared with the cash used in 2004 for acquisitions. Cash was also utilized for increased capital expenditures in 2005 related to investments in the Company’s Biosciences business, facility expansion related to the consolidation of manufacturing facilities and the transfer of production to lower-cost facilities. This was offset in part by the cash proceeds of approximately $110.0 million from the sale of Atos. In 2004, we used $407.0 million of cash for investing activities compared with $766.4 million in 2003. The decrease in cash used in 2004 was primarily due to a decrease in cash used for acquisitions. In 2004, we used cash to acquire Oxoid and Dharmacon and merged with Apogent in a stock-for-stock transaction. The cash acquired from the merger with Apogent is shown as a reduction in cash used for acquisitions in 2004. In addition, included in other investing activities was $26 million of proceeds from the liquidation of our investment in ProcureNet in 2004. Significant capital expenditures in 2004 included facility expansions at our pharmaceutical services and life science businesses and construction of a manufacturing facility in Mexico for our lab-workstations segment.
      We used $84.2 million of cash for financing activities in 2005 compared with cash generation of $83.2 million in 2004. The significant financing activities during 2005 and 2004 are discussed below.
      During 2005 we completed the following significant financing transactions:

•	In April 2005, we commenced a cash tender offer for all $304 million aggregate principal amount outstanding of our 8 1/8% Senior Subordinated Notes due 2012. We accepted for purchase approximately $290.1 million of the Notes in the tender offer. Subsequent to the tender offer, we purchased on the open market approximately $12.4 million of the Notes.

•	In June 2005, we commenced a cash tender offer for all $300 million aggregate principal amount outstanding of our 8% Senior Subordinated Notes due 2013. We accepted for purchase approximately $298.3 million of the Notes in the tender offer. On August 15, 2005, we redeemed the remaining balance of $1.7 million of the Notes.

•	On July 15, 2005, we issued and sold pursuant to Rule 144A $500.0 million of 6 1/8% Senior Subordinated Notes due 2015. We used the proceeds from this offering, in part, to complete a tender offer for approximately $298.3 million of the 8% Senior Subordinated Notes due 2013. The remaining proceeds were used to fund a portion of the purchase price of Cellomics, Inc., Lancaster Laboratories, Inc. and McKesson BioServices.
      During 2004 we completed the following significant financing transactions:

•	On March 3, 2004, we sold $300 million of our 3.25% Convertible Senior Subordinated Notes due 2024 and on March 23, 2004, we sold an additional $30 million principal amount upon exercise of the over-allotment option by the initial purchasers of the notes.

•	On March 31, 2004, we retired $80 million of bank debt outstanding under our term loan facility reducing the then outstanding balance to $360 million.

•	On August 3, 2004, we issued and sold pursuant to Rule 144A $300 million of our 6 3/4% Senior Subordinated Notes due 2014. We used the proceeds from this offering to repay Apogent’s 6 1/2% Senior Subordinated Notes due 2013.
      In connection with the Apogent merger, we engaged in the following financing transactions:

•	We entered into a new credit facility (the “Credit Facility”) to replace our existing credit facility, to pay off other existing indebtedness (including indebtedness of our subsidiaries), to provide working capital and for general corporate purposes. The Credit Facility consisted of (i) a $500 million revolving credit facility (the “Revolving Credit Facility”) and (ii) a $700 million term loan facility (the “Term Facility”) in three tranches: (a) a $250 million tranche (“Tranche A-1”), (b) a $300 million tranche (“Tranche A-2”) and (c) a $150 million tranche (“Tranche B”). The Tranche A-2 loan was unfunded at the closing of the Credit Facility and the lenders’ commitment to fund the Tranche A-2 loan was originally scheduled to expire on December 31, 2004. In December 2004, we amended the Credit Facility to extend the term of this commitment through December 31, 2005, and lower the interest rate on commitments and borrowings under the Credit Facility. In December 2005, we again amended the Credit Facility to increase the commitment under the Revolving Credit Facility to $800 million, terminate the commitment under the Tranche A-2 loan, refinance the Tranche B loan with an additional Tranche A-1 loan and further lower the interest rate on commitments and borrowings.

•	We completed an exchange offer for the $345 million aggregate principal amount of Floating Rate Senior Convertible Contingent Debt Securities due 2033 (the “Floating Rate CODES”) of Apogent. The exchange offer for the Floating Rate CODES aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. A total of 99.9% of the outstanding principal amount of the Floating Rate CODES were tendered for exchange with a like principal amount of Floating Rate Convertible Senior Debentures.

•	We completed an exchange offer for the $300 million aggregate principal amount of 2.25% Senior Convertible Contingent Debt Securities due 2021 (the “2.25% CODES”) of Apogent. The exchange offer for the 2.25% CODES aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. A total of 99.6% of the outstanding principal amount of the 2.25% CODES were tendered for exchange with a like principal amount of 2.25% Convertible Senior Debentures.

•	Concurrent with the two exchange offers, we completed a cash tender offer for the $250 million aggregate principal amount of the 6 1/2% Senior Subordinated Notes due 2013 of Apogent. A total of 99.8% of the outstanding principal amount of the notes were tendered.

•	On September 20, 2004, we issued a notice of redemption for approximately $298.8 million of the 2.25% Convertible Senior Debentures and approximately $1.0 million of the 2.25% CODES for cash. Noteholders had the option of converting their notes until October 18, 2004. Approximately $295.7 million of the notes were converted and settled in cash. Notes that were not converted were redeemed on October 20, 2004.

      In April 2003, we entered into various fixed interest rate swaps to hedge a portion of the variability of cash flows related to changes in interest rates of variable rate debt obligations. The interest rate swaps had a notional value of $200 million and were scheduled to expire at various dates between March 2008 and March 2010. During 2005, the Company terminated the interest rate swaps and recognized a total pretax gain of $5.3 million. This gain is classified as interest expense in the statement of operations.
      The following table sets forth our capitalization as of December 31, 2005 and December 31, 2004 (in millions). This table should be read along with our financial statements and related notes included elsewhere herein.

	2005	2004

Revolving Credit Facility(1)	$—	$—
Term Facility	381.2	393.0
2.50% Convertible Senior Notes	300.0	300.0
Floating Rate Convertible Senior Debentures	344.6	344.6
3.25% Convertible Senior Subordinated Notes	330.0	330.0
8 1/8% Senior Subordinated Notes	1.5	309.9
8% Senior Subordinated Notes	—	310.3
6 3/4% Senior Subordinated Notes	300.0	300.0
6 1/8% Senior Subordinated Notes	497.4	—
Other debt	55.2	60.8

Total debt	2,209.9	2,348.6
Stockholders’ equity	4,304.3	3,870.0

Total capitalization	$6,514.2	$6,218.6

(1)	Our revolving credit commitments were $800.0 million and $500.0 million at December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004, approximately $31.8 million and $38.1 million, including $0.7 million and $1.2 million related to discontinued operations, respectively, of this facility were utilized for letters of credit outstanding, and no borrowings were outstanding.
      Under our accounts receivable securitization facility, revolving credit facility and term facility, we had the ability to borrow an aggregate of $988.5 million and $969.2 million as of December 31, 2005 and 2004, respectively.

      The following table summarizes maturities for our significant financial obligations as of December 31, 2005 (in millions):

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Debt, including short-term debt(a)	$2,204.0	$72.2	$70.8	$286.1	$1,774.9
Interest(b)	1,173.3	100.2	196.4	167.9	708.8
Capital lease obligations(c)	5.9	2.3	3.4	0.2	—
Operating leases	210.7	49.7	75.5	44.7	40.8
Unconditional purchase obligations(d)	15.6	15.6	—	—	—
Other(e)	8.2	8.2	—	—	—

Total contractual obligations	$3,617.7	$248.2	$346.1	$498.9	$2,524.5

(a)	Amounts represent the expected cash payments for our debt and do not include any deferred issuance costs.

(b)	For the purpose of this calculation, amounts assume interest rates on floating rate obligations remain unchanged from levels at December 31, 2005, throughout the life of the obligation.

(c)	Includes $0.2 million of capital lease obligations related to discontinued operations.

(d)	Unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at anytime without penalty.

(e)	Obligation represents a funding commitment pursuant to an investment held by the Company.
      The Company holds an investment in a joint venture whereby the counter party has a right to require the Company to purchase its interest beginning in 2008. The purchase price is based on a multiple of pre-tax earnings.
      We expect to satisfy our short-term funding requirements from operating cash flow, together with cash and cash equivalents on hand or available through our accounts receivable securitization facility and revolving credit facility. A change in demand for the Company’s goods and services would reduce free operating cash flow available to fund our operations. If such a decrease in demand were significant and free operating cash flow were reduced significantly, we could utilize the receivables securitization facility (see “Item 8 — Financial Statements and Supplementary Data — Note 4 Accounts Receivable”) to the extent that we have qualified receivables to sell through the facility. We believe that these funding sources are sufficient to meet our ongoing operating, capital expenditure and debt service requirements for at least the next 12 months. Cash requirements for periods beyond the next 12 months depend on our profitability, our ability to manage working capital requirements and our growth rate. We may seek to raise additional funds from public or private debt or equity financings, or from other sources for general corporate purposes or for the acquisition of businesses or products. There can be no assurance that additional funds will be available or, if available, will be obtained at terms favorable to us. Additional financing could also be dilutive to earnings per share.
      On March 15, 2005, our Board of Directors authorized a share repurchase program of up to $300 million of our common stock. The authorization for share repurchases extends through March 15, 2007. The program authorizes management, at its discretion, to repurchase shares from time to time on the open market or in privately negotiated transactions subject to market conditions and other factors. As of December 31, 2005, no shares have been repurchased by us under this program.

Guarantees
      In disposing of assets or businesses, we often provide representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste facilities, and unidentified tax liabilities and legal fees related to periods prior to the disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, annual results of operations or cash flows.
      We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Item 1. Business-Environmental Matters for a discussion of these liabilities.
Equity Investment in Affiliates and Other Investments
      We own 49% of Glass & Plastic Labware LLC and 50% of Panymex International, S.A., which are unconsolidated joint ventures that we hold as equity investments.
      In addition to acquisitions and joint ventures, we periodically make equity investments in companies and investment funds. To date, these investments, given their size and nature, have been accounted for on the cost method of accounting. For additional information refer to “Item 8 — Financial Statements and Supplementary Data — Note 2 — Summary of Significant Accounting Policies — Investments.”
Description of Indebtedness
      The following is a summary of the pricing, maturity, ratings and collateral of our indebtedness at December 31, 2005, including our accounts receivable securitization facility, followed by more detailed descriptions:

				S&P, Fitch,
Instrument	Interest Pricing	Maturity	First Put Date	Moody’s Ratings	Collateral

Receivable Securitization Facility	CP+60	2008	Not applicable	Not applicable	Select accounts receivable
Revolving Credit Facility	LIBOR+62.5 (a)	2009	Not applicable	BBB/BBB/Bal	Stock of material direct subsidiaries
Term Facility	LIBOR+62.5 (a)	2009	Not applicable	BBB/BBB/Bal	Stock of material direct subsidiaries
2.50% Convertible Senior Notes	2.5%	2023	2010	BBB–/BBB–/Bal	Unsecured
Floating Rate Convertible Senior Debentures	LIBOR-125	2033	2008	BBB–/BBB–/Bal	Unsecured
3.25% Convertible Senior Subordinated Notes	3.25%	2024	2011	BB+/BB+/Ba2	Unsecured
6 3/4% Senior Subordinated Notes	6.75%	2014	Not applicable	BB+/BB+/Ba2	Unsecured
6 1/8% Senior Subordinated Notes	6.125%	2015	Not applicable	BB+/BB+/Ba2	Unsecured
8 1/8% Senior Subordinated Notes	8.125%	2012	Not applicable	BB+/BB+/Ba2	Unsecured
Other debt	Various	Various	Not applicable	Not applicable	Various

(a)	Interest rate is based on ratings. As of December 31, 2005, the interest rate is LIBOR + 62.5 basis points.
Receivables Securitization Facility
      In January 2004, we entered into a 365-day receivables securitization facility and in February 2005, we entered into a new three-year receivables securitization facility (the “Receivables Securitization Facility”) which provides for the sale, on a revolving basis, of all of the accounts receivable of certain of our subsidiaries to FSI Receivables Company LLC (“FSI”), a special purpose, bankruptcy remote indirect wholly owned and consolidated subsidiary of the Company. In connection with the Receivables Securitization Facility, FSI can transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to certain financial institutions, up to a maximum amount of $225 million. Although this is a $225 million facility, the actual amount available for utilization is a function of the characteristics of the accounts receivable transferred by FSI. We use the Receivables Securitization Facility to fund short-term cash needs. The effective funded rate on the Receivables Securitization Facility is approximately the commercial paper rate plus 60 basis points. The unfunded annual commitment fee is 30 basis points. There were no amounts funded under this facility as of December 31, 2005 or 2004. Based on the characteristics of the receivables, $220.3 million and $207.2 million were available for utilization under the facility as of December 31, 2005 and 2004, respectively. Any amounts funded under the Receivables Securitization Facility are not classified as debt on the balance sheet, but are reflected as a reduction in accounts receivable.
Credit Facilities
      In August 2004, we entered into a credit facility (the “Credit Facility”) consisting of (i) a $500 million revolving credit facility (the “Revolving Credit Facility”) and (ii) a $700 million term facility (the “Term Facility”) in three tranches: (a) a $250 million Tranche A-1, (b) a $300 million Tranche A-2 and (c) a $150 million Tranche B. The Tranche A-2 loan was unfunded at the closing of the Credit Facility. This Credit Facility has been amended several times since the original August 2004 close. As a result of these amendments (i) the $300 million commitment under the unfunded A-2 tranche was transferred to the Revolving Credit Facility (thus increasing the Revolving Credit Facility to $800 million) and (ii) Tranche B borrowings were refinanced with additional Tranch A-1 borrowings. Our effective interest rate on Tranche A-1 and revolving credit facility borrowings has changed as a result of these amendments from LIBOR + 125 basis points to LIBOR + 62.5 basis points. The Tranche A-1 loan is payable in mandatory quarterly installments of $7.1 million through 2007, quarterly installments of $9.5 million in 2008 and three installments of $95.1 million on March 31, 2009, June 30, 2009 and August 2, 2009.
      The commitments under the Revolving Credit Facility terminate in 2009. As of December 31, 2005, there were no borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility allows for the issuance of letters of credit, which reduces the amount available for borrowing. As of December 31, 2005, there were $31.8 million in letters of credit outstanding, including $0.7 million related to discontinued operations, and $768.2 million of borrowings available under the Revolving Credit Facility.
      The Credit Facility contains covenants that require us to maintain interest coverage ratios above certain minimum levels and total leverage and senior leverage ratios below certain maximum levels. The Credit Facility also contains additional covenants, including limitations on liens; investments; acquisitions; indebtedness; dispositions; dividends; share repurchases; mergers or sales of substantially all assets; changes in nature of business; and transactions with affiliates.
      The Credit Facility requires us to meet the following financial tests on the last day of each fiscal quarter:
      Consolidated Interest Expense Coverage Ratio. We cannot permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters, to be less than a ratio of 3.00 to 1.00.
      Total Leverage Ratio. We cannot permit the ratio of (a) Consolidated Funded Indebtedness as of the last day of any fiscal quarter to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

January 1, 2005 through December 31, 2005	4.25 to 1.00
Thereafter	3.75 to 1.00
      Senior Leverage Ratio. We cannot permit the ratio of (a) Consolidated Funded Indebtedness (excluding Subordinated Indebtedness) as of the last day of any fiscal quarter to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

January 1, 2005 through December 31, 2005	3.25 to 1.00
Thereafter	3.00 to 1.00
      As of December 31, 2005, and at all other times during fiscal 2005, we were in compliance with all applicable covenants.
2.50% Convertible Senior Notes due 2023
      We have $300 million principal amount of 2.50% Convertible Senior Notes due 2023. Interest on the notes is payable on April 1 and October 1 of each year. The notes are convertible at the option of the holder upon the occurrence of certain events at a price of $47.46 per share. In May 2005, we terminated our right to deliver shares of common stock upon conversion of notes by holders in respect of the principal amount of the notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, up to the principal amount of the notes converted. The Company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at our option on or after October 2, 2010, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require us to purchase any notes held by them for 100% of the principal amount plus accrued interest on October 1, 2010, October 1, 2015, and October 1, 2020, or upon a change of control.
Floating Rate Convertible Senior Debentures due 2033
      We have $344.6 million principal amount of Floating Rate Convertible Senior Debentures due 2033. Interest on the notes is payable on March 15, June 15, September 15 and December 15 of each year at an annual rate of LIBOR minus 1.25%. Additional quarterly interest equal to 0.0625% of the market value of the notes will be paid commencing with the quarterly interest period beginning December 15, 2009, if the market value of the notes during specified testing periods is 120% or more of the principal value. The notes are convertible at the option of the holder upon the occurrence of certain events at a price of $59.09 per share. In May 2005, we terminated our right to deliver shares of common stock upon conversion of notes by holders in respect of the principal amount of the notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, up to the principal amount of notes converted. The Company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at our option on or after March 15, 2010, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require us to purchase any notes held by them for 100% of the principal amount plus accrued interest on December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024, and December 15, 2029, or upon a change of control.
3.25% Convertible Senior Subordinated Notes due 2024
      We have $330 million principal amount of 3.25% Convertible Senior Subordinated Notes due 2024. Interest on the notes is payable on March 1 and September 1 of each year. The notes are convertible at the option of the holder upon the occurrence of certain events at a price of $80.40 per share. In May 2005, we terminated our right to deliver shares of common stock upon conversion of notes by holders in respect of the principal amount of the notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, up to the principal amount of notes converted. The Company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at our option, on or after March 2, 2011, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require us to purchase any notes held by them for 100% of the principal amount plus accrued interest on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a change of control.

6 3/4% Senior Subordinated Notes due 2014
      We have $300 million principal amount of 6 3/4% Senior Subordinated Notes due 2014. Interest on the notes is payable on February 15 and August 15 of each year. The notes may be redeemed, in whole or in part, at our option, on or after August 15, 2009, at specified redemption prices plus accrued interest. At any period prior to August 15, 2009, we may redeem the notes at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. Also, on or prior to August 15, 2007, at our option, we may redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 106.75% of the principal amount plus accrued interest with the proceeds of one or more equity offerings.
      If a change of control occurs and the notes fail to maintain at least a BBB- rating by S&P and a Baa3 rating by Moody’s, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount plus accrued interest. The notes contain covenants which limit our ability to incur additional indebtedness, pay dividends, repurchase shares, create certain liens, enter into transactions with affiliates, consummate asset sales, and merge or consolidate. These covenants are subject to important exceptions and qualifications. Most of these covenants are suspended during any period that the notes are rated BBB- or better by S&P or Baa3 or better by Moody’s. In addition, most of these covenants permanently terminate if the notes are rated BBB- or better by S&P and Baa3 or better by Moody’s. As of December 31, 2005, and at all other times during fiscal 2005, we were in compliance with all applicable covenants.
6 1/8% Senior Subordinated Notes due 2015
      On July 15, 2005, we issued $500 million principal amount of 6 1/8% Senior Subordinated Notes due 2015. Interest on the notes is payable on January 1 and July 1 of each year. The notes may be redeemed, in whole or in part, at our option, on or after July 1, 2010, at specified redemption prices plus accrued interest. At any period prior to July 1, 2010, we may redeem the notes at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. Also, on or prior to July 1, 2008, at our option, we may redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 106.125% of the principal amount plus accrued interest with the proceeds of one or more equity offerings.
      If a change of control occurs and the notes fail to maintain at least a BBB- rating by S&P and a Baa3 rating by Moody’s, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount plus accrued interest. The notes contain covenants which limit our ability to incur additional indebtedness, pay dividends, repurchase shares, create certain liens, enter into transactions with affiliates, consummate asset sales, and merge or consolidate. These covenants are subject to important exceptions and qualifications. Most of these covenants are suspended during any period that the notes are rated BBB- or better by S&P or Baa3 or better by Moody’s. In addition, most of these covenants permanently terminate if the notes are rated BBB- or better by S&P and Baa3 or better by Moody’s. As of December 31, 2005, and at all other times during fiscal 2005, we were in compliance with all applicable covenants.
Critical Accounting Policies
      The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments. Those estimates and assumptions are based on our historical experience, our observance of trends in the industry, and various other factors that are believed to be reasonable under the circumstances and form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Our significant accounting policies are described in “Item 8 — Financial Statements and Supplementary Data — Note 2 — Summary of Significant Accounting Policies.” We believe the critical accounting policies discussed below are those most important for an understanding of our financial condition and results of operations and require our most difficult, subjective or complex judgments.
      Revenue Recognition — We record product revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Risk of loss is generally transferred to the customer upon delivery. Products are typically delivered without significant post-sale obligations to customers. When significant post-sale obligations exist, revenue recognition is deferred until the obligations are satisfied. We record reductions to revenue for estimated returns. Should a greater or lesser number of products be returned to us, additional adjustments to revenue and the return reserve may be required. Pharmaceutical outsourcing service revenues, which can consist of specialized packaging, warehousing and distribution of products, and arrangements with multiple elements, are recognized as each of the elements is provided. The Company recognizes revenue for each element based on the fair value of the element provided, which has been determined by referencing historical pricing policies when the element is sold separately.
      Loss Contingencies — Accruals are recorded for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, self-insurance and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and or external legal counsel and actuarial estimates. Reserves, including environmental reserves are recorded on an undiscounted basis. Additionally, we record receivables from third party insurers when recovery has been determined to be probable.
      Warranty Obligations — We provide for the estimated cost of product warranties at the time revenue is recognized. Although our facilities undergo quality assurance and testing procedures throughout the production process and we monitor our suppliers of Fisher branded products, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Although our actual product returns and warranty costs have not historically fluctuated, should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to cost of sales and the estimated warranty obligation may be required.
      Business Combinations — Assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of our acquisitions is assigned to intangible assets that require that we use significant judgment in determining (i) fair value; and (ii) whether such intangibles are amortizable or non-amortizable and, if the former, the period and the method by which the intangible asset will be amortized. We utilize third-party valuation experts to assist us in this process. Changes in the initial assumptions could lead to changes in amortization charges recorded in our financial statements.
      Goodwill and Indefinite Lived Intangibles — We perform an evaluation of whether goodwill and indefinite lived intangibles are impaired annually, or when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel, and acts by governments and courts. Fair value is determined using a combination of discounted cash flows and multiple of earnings valuation techniques. Our estimates are based upon historical trends, management’s knowledge and experience, and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in write-downs to the carrying amount of our goodwill. We utilize third-party valuation experts to assist us in this process. We perform our annual test of goodwill impairment as of October 31. Any impairment event would negatively impact our results of operations.

      Long-lived Tangible Assets and Definite-lived Intangible Assets — We review such assets for possible impairment when we believe that a change in circumstances in the business or external factors indicates a review is warranted. Circumstances that may trigger an impairment review include the change in the volume of product produced at a facility, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, or an adverse change in legal factors or in the business climate. Our review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which there are identifiable cash flows largely independent of the cash flows of other asset groups. The analysis requires that we assess changes in technology, the continued success of products, future volume, and revenue and expense growth rates. Any impairment event would negatively affect our results of operations.
      Pension Plans and Retiree Benefits — The costs and obligations of our pension and retiree benefit plans are calculated using many assumptions to estimate the benefits that the employee earns while working, the amount of which cannot be completely determined until the benefit payments cease. The most significant assumptions, as presented in “Item 8 — Financial Statements and Supplementary Data — Note 17 — Employee Benefit Plans,” can include discount rate, expected return on plan assets, future trends in healthcare costs, and future pay increases. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results may differ substantially from these assumptions. These differences may significantly affect future pension or retiree benefit expenses and obligations and hence both pretax and after-tax income.
      Annual pension and retiree benefit expense is principally the sum of four components: 1) value of benefits earned by employees for working during the year; 2) increase in the liability from interest; 3) expected return on plan assets; which reduces the expense and 4) other gains and losses as described below. The expected return on plan assets is calculated by applying an assumed long-term rate of return to the fair value of plan assets. In any given year, actual returns can differ significantly from the expected return. Differences between the actual and expected return on plan assets are combined with gains or losses resulting from the revaluation of plan liabilities. Plan liabilities are revalued annually, based on updated assumptions and information about the individuals covered by the plans.
      In accordance with U.S. GAAP, unrecognized gains and losses, such as actual gains or losses on assets that vary from expected returns, are generally amortized over the remaining years that employees are expected to work. Accordingly, while changes in assumptions and actual results of portfolios introduce significant variability, the amortization provisions described above somewhat reduce the periodic charges or credits to the statement of operations.
      If the fair value of pension plan assets is less than the accumulated pension benefit obligation, accounting standards require our balance sheet to include an additional pension liability equal to the difference, adjusted for accrued pension cost. The adjustment to record this additional liability is generally charged to other comprehensive income/(loss) in stockholders’ equity and hence results in a decrease in net assets on the balance sheet.
      Stock Options — We have historically measured compensation expense for our stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. While our primary financial statements have used the above measure, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) also requires that we present pro forma financial results as if a fair value method of accounting for an employee stock option or similar equity instrument were applied. Under SFAS 123, the fair value of the stock option is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. These assumptions are highly subjective and changes in them could significantly impact the value of the option and hence the pro forma compensation cost.

      We will be required to account for options under the fair value method in 2006. For a discussion of the expected effect of our application of the fair value method as of January 1, 2006, as required by SFAS 123R, see “Item 8 — Financial Statements and Supplementary Data — Note 21 — Recent Accounting Pronouncements.”
      Income Taxes — Deferred income taxes provide for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. We regularly assess the likelihood of realization of future net deductible amounts and net operating loss carryforwards and credits and establish valuation allowances for amounts considered to be less likely than not of being realized. Changes in this assessment can lead to changes to after-tax income.
      We operate in numerous countries under many legal forms. As a result, we are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Our operations in these different jurisdictions are taxed on various bases: actual income before taxes, value-added tax (VAT) deemed profits (which are generally determined using a percentage of revenues rather than profits) and withholding taxes based on revenue. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of current and deferred tax balances and hence our after-tax income.
      We intend to indefinitely reinvest certain earnings of our foreign subsidiaries in operations outside the U.S., and accordingly, we have not provided for U.S. income taxes on such earnings. We do provide for U.S. and additional non-U.S. taxes on earnings anticipated to be repatriated from our non-U.S. subsidiaries. Any changes in plans relative to repatriation could result in a change to our after-tax income.
      Our tax filings for various periods are subject to audit by tax authorities in most jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the authorities or potentially through the courts. We have provided for the amounts we believe will ultimately result from these proceedings. Should the results of the tax audits be different from what we estimate, a charge or a credit, perhaps material in nature, could be reflected in our statement of operations.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. This statement addressed the accounting for share-based payments to employees, including grants of employee stock options. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25. Instead, companies will be required to account for such transactions using a fair-value method and recognize the related expense associated with share-based payments in the statement of operations. SFAS 123R is effective for us as of January 1, 2006. We historically accounted for share-based payments to employees under APB Opinion No. 25’s intrinsic value method. As such, we generally have not recognized compensation expense for options granted to employees. We will adopt the provisions of SFAS 123R under the modified prospective method, in which compensation cost for all share-based payments granted or modified after the effective date is recognized based upon the requirements of SFAS 123R and compensation cost for all awards granted to employees prior to the effective date that are unvested as of the effective date of SFAS 123R is recognized based on SFAS 123. Tax benefits will be recognized related to the cost for share-based payments to the extent the equity instrument would ordinarily result in a future tax deduction under existing law. Tax expense will be recognized to write off excess deferred tax assets when the tax deduction upon settlement of a vested option is less than the expense recorded in the statement of operations (to the extent not offset by prior tax credits for settlements where the tax deduction was greater than the fair value cost). We currently estimate the expense associated with 2006 equity-based compensation to be approximately 28 cents per share. This amount is subject to revisions as we finalize certain assumptions related to 2006, including the size and nature of awards and forfeiture rates. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financial cash flow rather than as operating cash flow as was previously required. We cannot estimate what the future tax benefits will be as the amounts depend on, among other factors, future employee stock option exercises. Due to our tax loss position, there was no operating cash inflow realized for December 31, 2005 and 2004 for such excess tax deductions.
      In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 regarding the Staff’s interpretation of SFAS 123R This interpretation provides the Staff’s views regarding interactions between SFAS 123R and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. The interpretive guidance is intended to assist companies in applying the provisions of SFAS 123R and investors and users of the financial statements in analyzing the information provided. We will follow the guidance prescribed in SAB No. 107 in connection with our adoption of SFAS 123R.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 amends Accounts Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently assessing the impact that adoption of SFAS 151 will have on our results of operations and financial position, but we do not expect that it will be material.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
Financial Instruments
      In the normal course of business, we use derivative financial instruments, including foreign currency forward exchange contracts and options, commodity swaps and options and interest rate swaps to manage market risks. The objective in managing our exposure to changes in foreign currency exchange rates and commodities prices is to reduce volatility on earnings and cash flow associated with these changes. The objective in managing our exposure to changes in interest rates is to limit the impact of these changes on earnings and cash flow and to lower our overall borrowing costs. We do not hold derivatives for trading purposes.
      We measure our market risk related to our holdings of financial instruments, be they derivatives or simply monetary assets or liabilities, based on changes in foreign currency rates, commodities prices and interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in cash flows and earnings based on a hypothetical 10% change in these market rates; we believe that the fair value exposures on these holdings is not necessarily material. We use year-end market rates on our financial instruments to perform the sensitivity analysis. We do not include items such as lease contracts, insurance contracts, and obligations for pension and other postretirement benefits in the analysis.
      We operate manufacturing and logistical facilities as well as offices around the world and utilize fixed and floating rate debt to finance global operations. As a result, we are subject to business risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign currency exchange rates. We believe the political and economic risks related to foreign operations are mitigated due to the stability of the countries in which our largest foreign operations are located.
Interest Rate Risk and Management
      As of December 31, 2005, our debt portfolio included both fixed rate instruments (approximately $1,469.1 million) and floating rate instruments (approximately $740.8 million). The weighted average interest rates during 2005 of the fixed instrument portfolio were approximately 5.60% and the weighted average interest rates during 2005 for the variable instrument portfolio were approximately 3.36%. While our fixed rate instruments guarantee that our earnings and our cash flows will be predictable, changes in interest rates can cause the value of our fixed rate debt to change. However, such a value change has no impact on either our earnings or our cash flows unless we determine that we wish to retire a fixed rate debt obligation on the open market.
      On the other hand, our future earnings and future cash flows can fluctuate with our floating rate borrowings. However, the impact would be partially mitigated by the floating rate interest earned on excess cash. If there was a hypothetical 10% change in interest rates, the net impact to earnings and cash flows would be approximately $1.0 million. The potential change in cash flows and earnings is calculated based on the change in the net interest expense over a one-year period due to an immediate 10% change in rates.
Currency Risk and Management
      We operate and conduct business in many foreign countries and as a result are exposed to fluctuations in foreign currency exchange rates. Our exposure to exchange rate effects includes (1) exchange rate fluctuations on financial instruments and transactions denominated in foreign currencies other than the functional currency of a specific subsidiary, which affect earnings, and (2) exchange rate movements upon translation of net assets in foreign subsidiaries for which the functional currency is not the U.S. dollar, which generally affects our net equity - not our earnings nor our cash flows.
      As of December 31, 2005, we had outstanding forward and/or option contracts to minimize our exposures to exchange rate fluctuations between the US dollar and Euros, Swiss Francs and Japanese Yen. The primary purpose of those contracts was to hedge against fluctuations in the exchange rates associated with short-term intercompany debt obligations. The fair value of these contracts as of that date was immaterial and, therefore, the potential loss in fair values, earnings or cash flows from a 10% shift in exchange rate was immaterial. In addition, given that such contracts were primarily intended to serve as fair value hedges, the net impact on our operating results and cash flows is deminimis.
      Our primary currency rate exposures, apart from the intercompany debt obligations noted above, relate to sales of goods or services, or purchase of good or services, by our businesses in currencies other than the ones in which they primarily do business. These exposures, because of the manner in which we source and sell product, are limited. A hypothetical 10% change in the currency exchange rates would not have had a material impact on our fair values, cash flows or earnings.
Commodity Risk Management
      As of December 31, 2005, we had outstanding option contracts on heating oil to minimize our exposures to fluctuations in the price of diesel fuel. The fair value of these contracts as of that date was immaterial and, therefore, the potential loss in fair values, earnings or cash flows from a 10% shift in heating oil prices is immaterial.
      Our primary commodity exposures relate to the procurement of raw material components used in our manufacturing operations, primarily petroleum-based resins and steel. A hypothetical 10% change in the price of these raw material components would not have had a material impact on our fair values, cash flows or earnings. We currently do not have derivative instruments in place with respect to these exposures.